As filed with the U.S. Securities and Exchange Commission on March 16, 2022

Registration Statement No. 333-262893

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Communications Systems, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-0957999
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10900 Red Circle Drive

Minnetonka, Minnesota 55343

(952) 996-1674

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Fandrich

Chief Financial Officer

Communications Systems, Inc.

10900 Red Circle Drive

Minnetonka, Minnesota 55343

(952) 996-1674

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gerald J. Guarcini, Esq.

April Hamlin, Esq.

Ballard Spahr LLP

80 South 8th Street, Suite 2000

Minneapolis, Minnesota 55402-2119

(612) 371-3211

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(4)
Common Stock, par value $0.05 per share	42,457,058	(2)	$2.34	(3)	$99,349,516	(3)	$9,209.70

(1)	The shares of common stock will be offered for resale by the selling shareholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Includes (a) 200% of the 9,411,764 shares of the registrant’s common stock that may be issued upon conversion of the registrant’s Series A convertible preferred stock at an initial conversion price of $3.40 per share, (b) 200% of the 9,411,764 shares of the registrant’s common stock that may be issued upon the exercise of warrants at an initial exercise price of $3.40 per share, and (c) an aggregate 4,810,002 shares of the registrant’s common stock to be issued in the merger that may be sold to the selling shareholders pursuant to stock transfer agreements dated January 24, 2022.

(3)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the registrant’s shares of common stock on February 15, 2022, as reported on the Nasdaq Global Market.

(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 16, 2022

42,457,058 Shares of Common Stock

COMMUNICATIONS SYSTEMS, INC.

This prospectus relates to the resale, from time to time, of up to an aggregate of 42,457,058 shares of common stock, par value $0.05 per share, of Communication Systems, Inc. (“CSI,” “we,” “us” or the “Company”) by the selling shareholders named in this prospectus, including their respective donees, pledgees, transferees, assignees or other successors-in-interest.

On September 15, 2021, we entered into an Amended and Restated Securities Purchase Agreement (the “securities purchase agreement”) with the selling shareholders for a private placement of our Series A convertible preferred stock and common stock warrants. On January 24, 2022, the selling shareholders entered into stock transfer agreements (each, an “STA” and collectively, the “STAs”) pursuant to which each selling shareholder may purchase a portion of an aggregate 4,810,002 shares of our common stock from certain transferors that will receive such shares in connection with the merger. See “About Communications Systems, Inc. and the Pineapple Merger Transaction.” These transferors may deemed to be affiliates of CSI and the shares that may be purchased by the selling shareholders pursuant to the STAs may be considered control securities.

The number of shares of common stock offered for sale by the selling shareholders consists of (1) 200% of the 9,411,764 shares of our common stock that may be issued upon conversion, at an initial conversion price of $3.40 per share, of the Series A convertible preferred stock to be issued under the securities purchase agreement, (2) 200% of the 9,411,764 shares of our common stock that may be issued, at an initial exercise price of $3.40 per share, upon the exercise of warrants to be issued under the securities purchase agreement, and (3) the aggregate 4,810,002 shares of our common stock to be issued in the merger that may be purchased by the selling shareholders under the STAs.

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from sales of the shares offered by the selling shareholders, although we will incur expenses in connection with the offering. The registration of the resale of the shares of common stock covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling shareholders. The timing and amount of any sales are within the sole discretion of the selling shareholders.

The shares of common stock offered under this prospectus may be sold by the selling shareholders through public or private transactions, at prevailing market prices or at privately negotiated prices. For more information on the times and manner in which the selling shareholders may sell the shares of common stock under this prospectus, please see the section entitled “Plan of Distribution,” beginning on page 27 of this prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “JCS.” On                 , 2022, the last reported sale price of our common stock on the Nasdaq Global Market was $          per share.

Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus, as well as those risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2022.

TABLE OF CONTENTS

We are responsible for the information contained and incorporated by reference in this prospectus and any accompanying prospectus supplement we prepare or authorize. Neither we nor the selling shareholders, as defined below, have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any accompanying prospectus supplement is current only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus and in any accompanying prospectus supplement, including the documents incorporated by reference herein or therein, before making your investment decision.

For investors outside the United States: we have not, and the selling shareholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the common stock and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”), under the Securities Act of 1933, as amended (“Securities Act”). Under this registration process, the selling shareholders named in this prospectus may offer or sell shares of our common stock in one or more offerings from time to time. Each time the selling shareholders named in this prospectus (or in any supplement to this prospectus) sells shares of our common stock under the registration statement of which this prospectus is a part, such selling shareholders must provide a copy of this prospectus and any applicable prospectus supplement, to a potential purchaser, as required by law.

In certain circumstances we may provide a prospectus supplement that may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” beginning on page 30 of this prospectus and “Incorporation of Certain Information by Reference” beginning on page 29 of this prospectus.

Neither we, nor the selling shareholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any of the selling shareholders will make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, see “Risk Factors” beginning on page 10 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements” beginning on page 14 of this prospectus.

Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

Unless the context otherwise indicates, the terms “CSI” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Communication Systems, Inc. and our subsidiaries, and the term “common stock” refers to our common stock, par value $0.05 per share. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 10 of this prospectus, and our most recent consolidated financial statements and related notes.

About Communications Systems, Inc.
and the Pineapple Merger Transaction

Communications Systems, Inc. (“CSI” or the “Company”) is a Minnesota corporation that was organized in 1969. Until August 2, 2021, CSI classified its businesses into the following two segments:

●	Electronics & Software (E&S): designs, develops and sells Intelligent Edge solutions that provide connectivity and power through Power over Ethernet (“PoE”) products and actionable intelligence to end devices in an Internet of Things (“IoT”) ecosystem through embedded and cloud-based management software. In addition, this segment generates revenue from its traditional products consisting of media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●	Services & Support (S&S): provides SD-WAN and other technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

CSI, Helios Merger Co., a Minnesota corporation and a wholly-owned subsidiary of CSI (“Merger Sub”), and Pineapple Energy LLC, a Delaware limited liability company (“Pineapple”), have entered into an Agreement and Plan of Merger dated March 1, 2021, as amended (the “merger agreement”), pursuant to which Merger Sub will merge with and into Pineapple, with Pineapple surviving the merger as a wholly-owned subsidiary of CSI. The merger and the other transactions contemplated by the merger agreement are referred to collectively as the “Pineapple Merger Transaction.”

At the time the Pineapple Merger Transaction was announced, CSI stated its intention to divest substantially all its current operating and non-operating assets, including its E&S Segment business, its S&S Segment business, real estate holdings, and cash, cash equivalents, and investments. Consistent with that announcement, on August 2, 2021, CSI sold the two subsidiaries that operated the E&S Segment business and, as a result, CSI disposed of its E&S Segment business as of that date.

The shareholders of CSI as of the close of the business day immediately preceding the effective time of the merger will receive one contractual non-transferable contingent value right, or CVR, per share of CSI common stock then held by them. The CVRs will be governed by a CVR agreement by and among CSI, a Rights Agent and a CVR Holders’ Representative. The rights and obligations of the CVR agreement will become the rights and obligations of the combined company after the closing of the merger. Under the CVR agreement, holders of the CVRs will be entitled to receive a portion of the proceeds of any divestiture, assignment or other disposition of all assets of CSI and/or its subsidiaries that are related to CSI’s pre-merger business, assets and properties that occur during the 24-month period following the closing of the merger.

Immediately prior to the effective time of the merger, Pineapple will complete its acquisition of two Hawaiian solar companies, Hawaii Energy Connection, LLC (“HEC”) and E-Gear, LLC (“E-Gear”), which is sometimes referred to as the “Pre-Closing Acquisition.”

Following the closing of the merger, CSI will be renamed “Pineapple Holdings, Inc.,” will trade under the new Nasdaq ticker symbol “PEGY,” and is sometimes referred to herein as the “combined company.” Following the closing of the merger, the combined company will be focused on the growing home solar industry, primarily operating through its Pineapple, HEC and E-Gear subsidiary businesses.

Our mailing address is 10900 Red Circle Drive, Minnetonka, MN 55343, and the telephone number at that location is (952) 996-1674. Our principal website is www.commsystems.com.

The PIPE Offering

On September 15, 2021, CSI entered into an amended and restated securities purchase agreement with the selling shareholders to make a $32.0 million private placement investment (the “PIPE Offering”) in CSI in connection with the closing of the Pineapple Merger Transaction. Proceeds of this investment will used primarily to fund the cash portion of the Pre-Closing Acquisition, to repay $4.5 million of Pineapple’s $7.5 million term loan from Hercules Capital, Inc., and to pay transaction expenses and strategic initiatives of the combined company following the closing of the merger. The closing of the PIPE Offering is subject to approval of CSI’s shareholders.

Securities Purchase Agreement

Under the terms of the securities purchase agreement, the selling shareholders have agreed to purchase $32.0 million in newly authorized CSI Series A convertible preferred stock, convertible at a price of $3.40 per share into CSI common stock, with five-year warrants to purchase an additional $32.0 million of common shares at that same price.

Pursuant to the securities purchase agreement, CSI will sell up to an aggregate of 32,000 shares of its Series A convertible preferred stock, which has a stated value per share of $1,000 and a conversion price per share of $3.40, subject to adjustment. For each $1,000 paid, the selling shareholder will receive 1 share of Series A convertible preferred stock and a warrant to purchase 294 shares of CSI common stock, which is the number of shares of CSI common stock initially issuable upon conversion of each share of Series A convertible preferred stock. At the closing, each selling shareholder will deliver to CSI, via wire transfer or a certified check, immediately available funds equal to such selling shareholder’s subscription amount. Assuming CSI sells 32,000 shares of Series A convertible preferred stock for gross proceeds of $32.0 million, CSI would be obligated to issue approximately 9,411,764 shares of CSI common stock on conversion of Series A convertible preferred stock at the initial $3.40 per share conversion price and CSI also would issue warrants to purchase 9,411,764 shares of CSI common stock at an exercise price of $3.40 per share. The securities purchase agreement contains customary representations and warranties of CSI and the selling shareholders.

For a summary of the rights and preferences of the Series A convertible preferred stock, see “DESCRIPTION OF SECURITIES - Preferred Stock.”

The securities purchase agreement provides that the PIPE Offering will close immediately following the consummation of the merger. Thus, the selling shareholders will invest in the post-merger combined company. The selling shareholders will not be entitled to receive any cash dividends paid prior to closing of the merger and will not receive any CVRs.

From the date of the securities purchase agreement until 45 days after the “Effective Date” as defined in the securities purchase agreement, CSI and any subsidiary may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of CSI common stock or common stock equivalents or file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the registration rights agreement entered into in connection with the PIPE Offering or the merger agreement. Additionally, from the date of the securities purchase agreement until such time as no selling shareholder holds any of the warrants, CSI is prohibited from effecting or entering into an agreement to effect any issuance by CSI or any of its subsidiaries of CSI common stock or common stock equivalents (or a combination of units thereof) involving a “Variable Rate Transaction.”

The securities purchase agreement generally defines a Variable Rate Transaction as a transaction involving CSI common stock and any of the following:

●	a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with the trading prices of or quotations for the shares of CSI common stock

●	a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance or upon the occurrence of specified or contingent events directly or indirectly related to the business of the company or the market for the CSI common stock, or

●	any agreement, including, but not limited to, an equity line of credit, whereby the company may issue securities at a future determined price.

The securities purchase agreement generally defines the term “Effective Date” to mean the earliest date that:

●	the initial registration statement registering for resale all underlying shares required to be registered under the initial registration statement pursuant to the registration rights agreement has been declared effective by the Commission,

●	all of the underlying shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for CSI to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions,

●	follows the one-year anniversary of the closing date of the securities purchase agreement provided that a holder of underlying shares is not an affiliate of CSI, or

●	all of the underlying shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and CSI’s counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the underlying shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

From the date of the securities purchase agreement until the one year anniversary of the Effective Date as defined in the securities purchase agreement, the selling shareholders have the right to purchase up to an aggregate of 25% of any issuance by CSI or any of its subsidiaries of CSI common stock or common stock equivalents for cash consideration, other than an exempt issuance as defined in the securities purchase agreement, which includes the issuance of stock-based awards to employees, officers or directors of CSI pursuant to a plan adopted for such purpose, the issuance of securities upon the exercise or exchange of or conversion of any securities issuable under the securities purchase agreement or outstanding on the date of the securities purchase agreement, or the issuance of shares of CSI common stock issued in connection with certain business combinations or strategic transactions.

The securities purchase agreement requires that CSI and each of its directors, officers and beneficial owners of 10% or more of its common stock enter into a lock-up agreement at the closing of the PIPE Offering. Under the lock-up agreement, the CSI shareholder party thereto will not, for a period of 30 days from the Effective Date as defined in the securities purchase agreement, offer, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hypothecate, pledge or otherwise dispose of any shares of CSI common stock, establish or increase a put equivalent position or liquidate or decrease a call equivalent position, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the CSI common stock, subject to certain customary exceptions.

In connection with the transaction, CSI has agreed to file a registration statement on behalf of the selling shareholders allowing them to resell the CSI common stock into which the Series A convertible preferred stock is convertible and into which the warrants are exercisable immediately after issuance. Closing of the PIPE Offering also is subject to the consummation of the merger, filing of the Certificate of Designation with the Minnesota Secretary of State to designate the Series A convertible preferred stock, CSI shareholder approval as required by Nasdaq rules and regulations, CSI shareholder approval of an amendment to the CSI articles of incorporation to increase the authorized shares of common stock sufficient to complete the PIPE Offering, and the effectiveness of the resale registration statement, as well as other customary closing conditions.

The securities purchase agreement may be terminated by any selling shareholder, as to such selling shareholder’s obligations only, if the closing of the PIPE Offering has not been consummated on or before March 31, 2022. However, this date may be extended for an additional 30 days in the event that the resale registration statement and/or the proxy statement/prospectus required for the Pineapple Merger Transaction is still being reviewed or commented on by the SEC. Any termination of a selling shareholder’s obligations will not affect the obligations of the Company and the other selling shareholders. Additionally, the securities purchase agreement will terminate automatically in the event of any termination of the merger agreement.

PIPE Offering Warrants

At the closing of the PIPE Offering under the securities purchase agreement, CSI will issue to each selling shareholder a warrant to purchase CSI common stock. The number of warrant shares will be based on the purchase price paid by the selling shareholder. For each $1,000 paid, the selling shareholder will receive 1 share of Series A convertible preferred stock and a warrant to purchase 294 shares of CSI common stock, which is the number of shares of CSI common stock initially issuable upon conversion of each share of Series A convertible preferred stock. Assuming CSI sells 32,000 shares of Series A convertible preferred stock for gross proceeds of $32.0 million, CSI would be obligated to issue approximately 9,411,764 shares of CSI common stock on conversion of Series A convertible preferred stock at the initial $3.40 per share conversion price and CSI also would issue warrants to purchase 9,411,764 shares of CSI common stock at an exercise price of $3.40 per share.

The warrants issued in the PIPE Offering will have an initial exercise price of $3.40 per share, will be exercisable immediately, and will have a term of exercise equal to five years. The exercise price is subject to adjustment if, after the date of the securities purchase agreement, CSI issues, sells, publicly announces the contemplated issuance or sale of, or is deemed to have issued or sold, any shares of CSI common stock for a consideration per share less than a price equal to the exercise price in effect immediately prior to such issuance or sale or deemed issuance or sale. In the case of any such dilutive issuance, the exercise price then in effect will be reduced to an amount equal to the lesser of the consideration per share in such dilutive issuance and the lowest volume weighted average price (VWAP) of the CSI common stock on any trading day during the 5 trading days immediately following the public announcement of the execution of the dilutive issuance. Additionally, the number of warrant shares issuable under the warrant will be increased such that the aggregate exercise price payable under the warrant, after taking into account the decrease in the exercise price in connection with the dilutive issuance, will be equal to the aggregate exercise price prior to such adjustment. However, the warrant provides that no adjustment will be made under these dilutive issuance provisions with respect to or as a result of any of the transactions contemplated by the merger agreement.

The warrant may be exercised by payment of the aggregate exercise price in cash or, if the exercise of the warrant occurs after the deadline for effectiveness of the registration statements required by the registration rights agreement and a registration statement covering the issuance or resale of the shares of CSI common stock issuable upon exercise of the warrant is not available for the issuance or resale, by a cashless exercise in which the holder will receive a net number of shares of CSI common stock upon exercise.

The warrant contains a call provision under which CSI may call for cancellation of all or any portion of a warrant for which an exercise notice has not yet been delivered for consideration equal to $0.001 per warrant share. This call right may be exercised by CSI upon proper notice only if after the Effective Date as defined in the securities purchase agreement:

●	the volume weighted average price (VWAP) of the CSI common stock for each of 10 consecutive trading days exceeds 300% of the then current exercise price,

●	the average daily dollar volume for such 10 consecutive trading day measurement period exceeds $5,000,000 per trading day; and

●	the holder of the warrant is not in possession of any information that constitutes, or might constitute, material, non-public information which was provided by CSI, any of its subsidiaries, or any of their officers, directors, employees, agents or affiliates.

Other than the transactions contemplated by the merger agreement, CSI may not enter into or be party to a “Fundamental Transaction” unless the successor entity to such Fundamental Transaction assumes in writing all of the obligations of CSI under the warrant and all other PIPE Offering transaction documents. In addition, prior to the consummation of any Fundamental Transaction pursuant to which holders of CSI common stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for the CSI common stock, CSI must make appropriate provision to ensure that, and any applicable successor entity must ensure that, the warrant holder will thereafter have the right to receive upon exercise of the warrant at any time after the consummation of such event, shares of CSI common stock or capital stock of the successor entity or, if so elected by the warrant holder, in lieu of the shares of CSI common stock (or other securities, cash, assets or other property) issuable upon exercise of the warrant prior to such event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the warrant holder would have been entitled to receive upon the consummation of such event or the record date resulting in such event, had the warrant been exercised immediately prior to such event or the record date such event (without regard to any limitations on exercise of the warrant). In the event of a Change of Control, at the request of the warrant holder or at the election of CSI delivered before the 60th day after the consummation of such Change of Control, CSI (or the successor entity) will purchase the warrant from the warrant holder by paying to the holder cash in an amount equal to the Black-Scholes value of the remaining unexercised portion of the warrant on the date of such Change of Control.

Under the warrant, the term Fundamental Transaction includes one or more related transactions in which CSI, directly or indirectly, will:

●	consolidate or merge with or into (whether or not CSI is the surviving corporation) another entity, or

●	sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of CSI or any of its “significant subsidiaries” to one or more entities, or

●	make, or allow one or more entities to make, or allow CSI to be subject to or have shares of CSI common stock be subject to or party to one or more entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (i) 50% of the outstanding shares of CSI common stock, (ii) 50% of the outstanding shares of CSI common stock calculated as if any shares of CSI common stock held by all entities making or party to, or affiliated with any entities making or party to, such offer were not outstanding; or (iii) such number of shares of CSI common stock such that all entities making or party to, or affiliated with any entity making or party to, such offer, become collectively the beneficial owners of at least 50% of the outstanding shares of CSI common stock, or

●	consummate a stock purchase agreement or other business combination with one or more entities whereby all such entities, individually or in the aggregate, acquire, either (i) at least 50% of the outstanding shares of CSI common stock, (ii) at least 50% of the outstanding shares of CSI common stock calculated as if any shares of CSI common stock held by all the entities making or party to, or affiliated with any entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (iii) such number of shares of CSI common stock such that the entities become collectively the beneficial owners of at least 50% of the outstanding shares of CSI common stock, or

●	reorganize, recapitalize or reclassify shares of CSI common stock,

●	allow any entity individually or the entities in the aggregate to be or become the beneficial owner, directly or indirectly, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of CSI common stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of CSI common stock not held by all such entities as of the date of the securities purchase agreement calculated as if any shares of CSI common stock held by all such entities were not outstanding, or (iii) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of CSI common stock or other equity securities of CSI sufficient to allow such entities to effect a statutory short form merger or other transaction requiring other shareholders of CSI to surrender their CSI common stock without approval of the shareholders of CSI.

The warrant contains provisions limiting the exercise by a selling shareholder based on beneficial ownership. Specifically, a selling shareholder will be prohibited, subject to certain exceptions, from exercising a warrant to the extent that immediately prior to or after giving effect to such exercise, the selling shareholder, together with its affiliates and other attribution parties, would own more than 4.99% of the total number of shares of CSI common stock then issued and outstanding, which percentage may be changed at the selling shareholders’ election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to CSI.

Additionally, so long as the warrant remains outstanding, CSI is obligated to keep at all times keep reserved for issuance a number of shares of CSI common stock at least equal to 200% of the maximum number of shares of CSI common stock as are issuable upon exercise of the outstanding warrants without regard to any limitations on exercise.

Registration Rights Agreement

In connection with the securities purchase agreement, CSI entered into a registration rights agreement dated September 15, 2021 with the selling shareholders. Pursuant to the registration rights agreement, CSI has agreed to file a registration statement to register for resale by the selling shareholders 200% of the CSI common stock issuable upon conversion of the Series A convertible preferred stock and the CSI common stock issuable upon exercise of the warrants issued in the PIPE Offering. The selling shareholders’ obligation to close the transactions contemplated by the securities purchase agreement is subject to the effectiveness of the resale registration statement required by the registration rights agreement. CSI intends that the registration statement of which this prospectus is a part will satisfy this closing condition.

CSI has agreed to use commercially reasonable efforts to keep the registration statement effective until the date that all registrable securities covered by such registration statement may be sold by non-affiliates without volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for CSI to be in compliance with the current public information requirement under Rule 144 as determined by counsel to CSI.

If CSI fails to file and obtain and maintain effectiveness of the resale registration statements by the deadlines required under the registration rights agreement or fails to maintain the effectiveness of the resale registration statements for specified periods, then CSI shall be obligated to pay, as liquidated damages, to each holder of registrable securities an amount in cash equal to 2.0% of the aggregate purchase price paid by such holder under the securities purchase agreement for an unregistered securities then held by such holder and 2.0% on each monthly anniversary of the date of such failure if not cured, provided that the aggregate of all such payments will not exceed 10.0% of the aggregate purchase price paid by such holder under the securities purchase agreement.

These registration rights granted under the registration rights agreement are subject to certain conditions and limitations, including CSI’s right to delay or withdraw a registration statement under certain circumstances. The registration rights agreement also contains customary indemnification and contribution provisions.

Stock Transfer Agreements

On January 24, 2022, the selling shareholders entered into stock transfer agreements (each, an “STA” and collectively, the “STAs”) with each of Lake Street Solar LLC (“Lake Street Solar”), Hercules Capital, Inc. (“Hercules”), Kyle Udseth and the Sandra and Tom Holland Trust dated March 8, 2011 (the “Holland Trust”), as transferors, pursuant to which each transferor will sell to the selling shareholders a portion of an aggregate 4,810,002 shares of our common stock to be issued in the merger pursuant to the merger agreement. The transferors may deemed to be affiliates of CSI and the shares that may be purchased by the selling shareholders pursuant to the STAs may be considered control securities. We have agreed to register for resale the aggregate 4,810,002 shares of our common stock to be issued in the merger.

Subject to the terms and conditions of the STAs, the selling shareholders will purchase from the transferors the following number of shares to be issued to the transferors in the merger:

Name of Selling Shareholder	Number of Shares
Bigger Capital Fund LP	244,258
Cavalry Fund I LP and Cavalry Investment Fund LP	248,016
Anson East Master Fund LP	187,891
Anson Investments Master Fund LP	563,672

Name of Selling Shareholder	Number of Shares
Sabby Volatility Warrant Master Fund, LTD	977,031
Empery Asset Master LTD	334,445
Empery Tax Efficient LP	89,887
Empery Tax Efficient III, LP	101,762
Hudson Bay Master Fund Ltd.	751,563
CVI Investments, Inc.	766,594
Evergreen Capital Management LLC	300,625
District 2 Capital Fund LP	244,258
Total	4,810,002

Under the STA, each transferor is obligated to sell to the selling shareholder the following percentage of the aggregate number of shares such selling shareholder may purchase under its STA: Lake Street Solar, 79.672%, Hercules, 16.174%; Mr. Udseth, 3.791% and the Holland Trust, 0.363%, with the number of shares rounded to each whole share with any shortage to be sold by Lake Street Solar. Collectively, the transferors are obligated to sell to the selling shareholders the following aggregate number of shares they will receive in the merger: Lake Street Solar, 3,832,226 shares; Hercules 777,969 shares; Mr. Udseth 182,347 shares; and the Holland Trust, 17,460 shares. Each of the stock transfer agreements is identical other than the respective names of the purchaser and number of shares to be issued in the merger that will be sold by the transferor on the terms and conditions set forth in the stock transfer agreement.

Under the stock transfer agreement, the transferor will sell the specified shares to the selling shareholder indicated above, at a purchase price of $0.0001 per share, on the first business day that is on or after the date that is 183 days following the closing of the merger, unless prior to such date (a) the closing of the Pineapple merger did not occur as timely required under the merger agreement, (b) the volume weighted average price for the CSI common stock for any five trading days during any 10 consecutive trading day period commencing on the date of the closing of the merger and ending on or prior to the date that is 180 days following the closing of the merger exceeds $3.80 per share (as adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction), (c) CSI closes on the sale of equity securities that consist of CSI common stock or common stock equivalents that do not constitute an exempt issuance under the securities purchase agreement at a price either (i) constituting a 20% or greater discount to the average of the CSI common stock volume weighted average prices for the 10 consecutive trading day period ending on the date preceding the closing of the sale of these equity securities or (ii) $2.25 per share or less (as adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction) or (d) the failure of the selling shareholders to timely close as required under the securities purchase agreement or the selling shareholder’s breach of any provision under the securities purchase agreement in a manner that causes a material adverse effect to CSI or if the closing of the transactions set forth in the securities purchase agreement does not occur as set forth in the securities purchase agreement.

The Offering

Common stock to be offered by the selling shareholders:	Up to 42,457,058 shares

Common stock to be outstanding after the offering:

48,569,155 shares, based on 9,720,627 shares outstanding as of March 15, 2022 and assuming that:

●      CSI issues in the merger an aggregate of 20,025,000 shares of its common stock as Base Consideration and as Earnout Consideration relating to the funding-related closing condition (as described in the merger agreement), which merger shares includes the aggregate 4,810,002 shares to be issued in the merger that may be sold pursuant to the STAs;

●      CSI issues 9,411,764 shares of its common stock upon conversion of its Series A convertible preferred stock to be sold pursuant to the securities purchase agreement; and

●      CSI issues 9,411,764 shares its common stock upon the exercise of warrants to be sold in the PIPE Offering pursuant to the securities purchase agreement.

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds” beginning on page 14 of this prospectus.

Risk factors:	You should read the “Risk Factors” beginning on page 10 of this prospectus and the “Risk Factors” sections of the documents incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Stock exchange listing:	Our common stock is listed on the Nasdaq Global Market under the symbol “JCS.”

RISK FACTORS

Before making an investment decision, you should carefully consider the following risks and the risks described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and in any other documents incorporated by reference into this prospectus, as updated by our future filings. The occurrence of any of the events described below could have a material adverse effect on our business, financial condition, results of operations, cash flows, prospects or the value of our common stock. These risks are not the only ones that we face. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Risks Related to this Offering and Our Common Stock

Sales of shares in connection with this offering may cause the market price of our common stock to decline.

Upon conversion of the Series A convertible preferred stock and exercise of the warrants issued in the PIPE Offering to the selling shareholders, the number of shares outstanding of our common stock may increase substantially. Upon the effectiveness of the registration statement of which this prospectus forms a part, any shares of our common stock issued upon conversion of the Series A convertible preferred stock or upon exercise of the warrants may be freely sold in the open market. The sale of a significant number of shares of our common stock in the open market, or the perception that these sales may occur, could cause the market price of our common stock to decline or become highly volatile.

Additionally, as part of the merger, we may issue additional shares of our common stock. All of shares of CSI common stock issued in the merger and all of the shares of CSI common stock that may be issued in connection with the PIPE Offering will be freely tradable, without restriction, in the public market, subject to SEC restrictions on the sale of stock held by affiliates. Additionally, all shares of CSI common stock outstanding prior to the merger will be similarly freely tradable, without restriction, in the public market except that the PIPE Offering requires 30-day lock-up agreements of CSI common stock by certain combined company officers, directors and major shareholders following the closing.

Dilution and potential dilution, the availability of a large number of shares for sale, and the possibility of additional issuances and sales of our common stock may negatively affect both the trading price and liquidity of our common stock.

Shares of our common stock are equity securities and are subordinate to our outstanding indebtedness.

Shares of our common stock are common equity interests and rank junior to any outstanding shares of our preferred stock that we may issue in the future or to the indebtedness under any indebtedness we may incur and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of our common stock, (i) dividends are payable only when and if declared by our board of directors, and (ii) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. Following the consummation of the merger, the combined company intends to retain future earnings, if any, for use in its business, and, therefore, it does not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of the combined company’s board of directors after considering various factors, including its financial condition, operating results, current and anticipated cash needs and plans for expansion of the Pineapple business.

The price of the company’s common stock may be volatile and may decline in value.

The market price for our common stock has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. The trading volume and prices of our common stock have been, prior to the announcement of the merger, and, following the consummation of the merger, may continue to be volatile and could fluctuate widely due to factors both within and beyond our control. During 2021, the sale price of our common stock ranged from $2.20 to $11.45 per share, and our daily trading volume ranged from 1,100 to approximately 89.5 million shares. This volatility may be the result, in part, of broad market and industry factors. Future fluctuations in the trading price or liquidity of our common stock may harm the value of the investment of our shareholders in our common stock. Factors that may have a significant impact on the market price and marketability of our common stock include, among others:

●	public reaction to the company’s press releases, announcements and filings with the SEC;

●	the company’s operating and financial performance;

●	fluctuations in broader securities market prices and volumes, particularly among securities of technology and solar companies;

●	changes in market valuations of similar companies;

●	departures of key personnel;

●	commencement of or involvement in litigation;

●	variations in the company’s quarterly results of operations or those of other technology and solar companies;

●	changes in general economic conditions, financial markets or the technology and solar industries;

●	equity or debt financing transactions by us;

●	announcements by us or our competitors of significant acquisitions or other transactions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	speculation in the press or investment community;

●	actions by the company’s shareholders, particularly relating to our common stock;

●	the failure of securities analysts to cover the combined company’s common stock or changes in their recommendations and estimates of its financial performance;

●	future sales of the company’s common stock;

●	the delisting of our common stock or halting or suspension of trading in our common stock by the Nasdaq Stock Market;

●	economic and other external factors, such as the COVID-19 pandemic;

●	general market conditions; and

●	the other factors described in these “Risk Factors.”

We may issue additional common stock resulting in stock ownership dilution.

At the closing of the merger, we expect to issue an aggregate of 20,025,000 shares of our common stock as Base Consideration and as Earnout Consideration relating to the funding-related closing condition (as described in the merger agreement). Pursuant to the merger agreement, we may be obligated to issue up to an additional 10,000,000 shares as Earnout Consideration and additional shares in connection with the Convertible Note Financing (as defined in the merger agreement). Additionally, if approved by our shareholders, there will be 3,000,000 shares reserved for future awards under the Pineapple Holdings, Inc. 2022 Equity Incentive Plan. Accordingly, our shareholders may experience future dilution, which may be substantial, due to issuance of shares under the merger agreement and 2022 Equity Incentive Plan.

Additionally, in the PIPE Offering, we will issue shares of its Series A convertible preferred stock that will initially be convertible into 9,411,764 shares of our common stock and will issue warrants that will initially be exercisable for 9,411,764 shares of our common stock, each case at an initial price of $3.40 per share, which is subject to adjustment. If the Series A convertible preferred stock or warrants are converted or exercised into shares of our common stock, our shareholders will experience additional dilution. If the anti-dilution adjustment provisions in Series A convertible preferred stock or warrants are triggered, a substantial number of additional shares of our common stock may become issuable, which would further dilute the ownership interests of our shareholders.

In addition, we may raise additional capital through the sale of equity or convertible debt securities, which would further dilute the ownership interests of our shareholders.

Anti-takeover provisions in our organizational documents and agreements may discourage or prevent a change in control, even if a sale of the Company could be beneficial to our shareholders, which could cause our stock price to decline and prevent attempts by our shareholders to replace or remove our current management.

Several provisions of our governing documents, in addition to provisions of Minnesota law, could make it difficult for our shareholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, several provisions of our articles and bylaws may discourage, delay or prevent a merger or acquisition that our shareholders may consider favorable. These provisions include:

●	We have shares of common stock and preferred stock available for issuance without shareholder approval. The existence of unissued and unreserved common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

●	Shares of our common stock do not have cumulative voting rights in the election of directors, so our shareholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Additionally, Pineapple member, Lake Street Solar LLC, is expected to beneficially own approximately 33.4% of our outstanding shares of common stock following the closing of the merger. Accordingly, the former Pineapple members and Lake Street Solar in particular will have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions.

●	Special meetings of the shareholders may be called only by the board of directors, the chair of the board of directors or the chief executive officer.

●	Unless otherwise provided by law, any newly created directorship or any vacancy occurring on the board of directors for any cause may be filled by the affirmative vote of a majority of the remaining members of the board of directors even if such majority is less than a quorum, and any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

●	The board of directors may adopt, alter, amend or repeal some provisions of our bylaws without shareholder approval.

●	The affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal certain provisions of our articles and bylaws relating to advance notice of nominations for election and advance notice of shareholder proposals.

●	Unless amended by the CSI shareholders by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of our capital stock, Article IX of our articles of incorporation relating to “Business Combinations” and related matters have an anti-takeover effect that is in addition to the provisions of Minnesota law.

●	Shareholders must follow advance notice procedures to submit nominations of candidates for election to the Board of Directors at an annual or special meeting of our shareholders and must follow advance notice procedures to submit other proposals for business to be brought before an annual meeting of our shareholders.

These anti-takeover provisions could substantially impede the ability of our shareholders to benefit from a change in control and, as a result, could materially adversely affect the market price of our common stock and the ability of our shareholders to realize any potential change-in-control premium.

Our board of directors is authorized to issue and designate shares of our preferred stock without shareholder approval.

Our articles of incorporation authorize our board of directors, without the approval of our shareholders, to issue up to 3,000,000 shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our articles of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

Our inability to comply with the continued listing requirements of the Nasdaq Stock Market could result in our common stock being delisted, which could affect the market price and liquidity of our common stock and reduce our ability to raise capital.

We are required to meet certain qualitative and quantitative requirements to maintain the listing of our common stock on the Nasdaq Stock Market. If we do not maintain compliance with the continued listing requirements for the Nasdaq Stock Market within specified periods and subject to permitted extensions, our common stock may be recommended for delisting (subject to any appeal we may file). No assurance can be provided that we will continue to comply with these continued listing requirements. If our common stock were delisted, it could be more difficult to buy or sell our common stock and to obtain accurate quotations, and the price of our stock could suffer a material decline. Delisting would also impair our ability to raise capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, or filings with the SEC and our public releases that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements regarding our “expectations,” “hopes,” “beliefs,” “intentions” or “strategies” regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should” and “would,” as well as similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward looking. Forward-looking statements contained in or incorporated by reference into this prospectus may include, for example, statements about:

The forward-looking statements contained in this prospectus or in any documents incorporated by reference are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, or assumptions, many of which are beyond our control, which may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in this prospectus, see “Risk Factors” beginning on page 10 of this prospectus, and our most recent Annual Report on Form 10-K.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or that the forward-looking events and circumstances will occur. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

You should also read carefully the factors described in the “Risk Factors” in our most recent Annual Report on Form 10-K and in any other documents incorporated by reference into this prospectus, as updated by our future filings, to better understand significant risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this report, and you should not place undue reliance on any forward-looking statements.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the selling shareholders described in the section entitled “Selling Shareholders,” beginning on page 21 of this prospectus, to resell shares of our common stock. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares by the selling shareholders. We may receive proceeds from the exercise of the warrants to purchase 9,411,764 shares of our common stock held by the selling shareholders, which will be used for working capital and general corporate purposes. The warrants have an initial exercise price of $3.40 per share, which is subject to adjustment.

We will bear all expenses incurred in connection with the performance of our obligations under the registration rights agreement.

DESCRIPTION OF SECURITIES

The following summary of the general terms and provisions of CSI capital stock does not purport to be complete and is based upon and qualified by reference to the CSI articles of incorporation and bylaws. We encourage you to read the CSI articles of incorporation, the CSI bylaws and the applicable provisions of the Minnesota Business Corporation Act, or MBCA, for additional information.

Authorized Shares of Capital Stock

As of March 15, 2022, the aggregate number of shares of capital stock that Communications Systems, Inc. has authority to issue is as follows:

●	30,000,000 shares of common stock, par value $.05; and

●	3,000,000 shares of preferred stock, $1.00 par value.

The Company has proposed that the shareholders approve an increase in the authorized shares of common stock to 150,000,000 shares.

Preferred Stock

As of March 15, 2022, CSI has no preferred stock outstanding. Under the CSI articles of incorporation, the CSI board of directors is authorized to establish more than one class or series of shares from the 3,000,000 shares of preferred stock authorized and to fix the relative rights and preferences of any such different classes or series, without shareholder approval.

Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares of common stock or otherwise discourage a transaction that holders of common stock might believe to be in their best interests.

If the PIPE Offering is consummated, CSI will fix the rights, preferences, restrictions and other matters relating to a series of up to 32,000 shares of our preferred stock to be designated as Series A convertible preferred stock and issue shares of the Series A convertible preferred stock to the selling shareholders on the terms described in the securities purchase agreement.

The following is a summary of the Series A convertible preferred stock based on the form of certificate of designation attached as an exhibit to the securities purchase agreement for the PIPE Offering.

Generally, holders of the Series A convertible preferred stock are not entitled to voting rights. However, as long as any shares of Series A convertible preferred stock are outstanding, CSI may not, without the affirmative vote of the Required Holders:

●	alter or change adversely the powers, preferences or rights given to the Series A convertible preferred stock or alter or amend the Certificate of Designation that designates the Series A convertible preferred stock,

●	authorize or create any class of stock ranking as to redemption senior to the Series A convertible preferred stock,

●	amend CSI’s articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A convertible preferred stock,

●	increase the number of authorized shares of Series A convertible preferred stock, or

●	enter into any agreement with respect to any of the foregoing.

Each share of Series A convertible preferred stock will be convertible, at any time after issuance and at the option of the holder, into a number of shares of CSI common stock determined by dividing the “Stated Value” of such share by the “Conversion Price.” The Stated Value per share of Series A convertible preferred stock is $1,000 and the Conversion Price per share of Series A convertible preferred stock is $3.40, subject to adjustment. The shares of CSI common stock issuable upon conversion of the Series A convertible preferred stock are referred to as the “conversion shares.”

The conversion price is subject to adjustment if, at any time while the Series A convertible preferred stock is outstanding, CSI issues, sells, publicly announces the contemplated issuance or sale of, or is deemed to have issued or sold, any shares of CSI common stock or common stock equivalents for an effective price per share that is lower than the then conversion price, subject to limited exceptions for exempt issuances. In the case of any such dilutive issuance, the conversion price then in effect will be reduced to an amount equal to the lesser of the effective price per share in such dilutive issuance and the lowest volume weighted average price (VWAP) of the CSI common stock on any trading day during the 5 trading days immediately following the public announcement of the execution of the dilutive issuance. If CSI enters into a Variable Rate Transaction, despite the prohibition set forth in the securities purchase agreement, CSI will be deemed to have issued common stock or common stock equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised.

CSI will not effect any conversion of the Series A convertible preferred stock, and a holder will not have the right to convert any portion of the Series A convertible preferred stock, to the extent that, after giving effect to the conversion, such holder together with such holder’s affiliates and other attribution parties would beneficially own in excess of the beneficial ownership limitation. The beneficial ownership limitation is 4.99% (or, upon election by a holder prior to the issuance of any Series A convertible preferred stock, 9.99%) of the number of shares of the CSI common stock outstanding immediately after giving effect to the issuance of shares of CSI common stock issuable upon conversion of the Series A convertible preferred stock held by the applicable holder. A holder, upon notice to CSI, may increase or decrease its applicable beneficial ownership limitation provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the CSI common stock outstanding immediately after giving effect to the issuance of shares of CSI common stock upon conversion of Series A convertible preferred stock held by the holder. Any increase in the beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to CSI and will only apply to the holder giving the notice and no other holder.

If CSI fails to deliver to the conversion shares by the required delivery date and shares of CSI common stock are purchased to deliver in satisfaction of a sale by such converting holder of the conversion shares, CSI will have an obligation to make a cash payment and, that the converting holder’s option, to issue shares to that holder. The cash obligation will be equal to the amount, if any, by which (x) such holder’s total purchase price (including any brokerage commissions) for the CSI common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of CSI common stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions). If the converting holder requires CSI to issue shares, then CSI must either reissue (if surrendered) the shares of Series A convertible preferred stock equal to the number of shares of Series A convertible preferred stock submitted for conversion (in which case, such conversion will be deemed rescinded) or deliver to such holder the number of shares of CSI common stock that would have been issued if CSI had timely complied with its delivery requirements.

If after the 10th trading day following the effective date of the registration statement for the conversion shares, the volume weighted average price (VWAP) for each trading day during any 10 consecutive trading day period exceeds 200% of the then effective conversion price and the daily dollar trading volume for the CSI common stock exceeds $5 million on each trading day during this period, CSI may require each holder to convert all or part of such holder’s Series A convertible preferred stock plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series A convertible preferred stock. For any shares of Series A convertible preferred stock that remain unconverted and outstanding because of the beneficial ownership limitation, CSI may elect to repurchase all or a portion of such unconverted shares from each such holder at a price per unconverted share of Series A convertible preferred stock equal to the quotient obtained by dividing the stated value by the then-current conversion price and then multiplying such quotient by the greater of (i) the closing sale price of the common stock on the date of the forced conversion and (ii) the closing sale price of the common stock as of the trading day immediately prior to the date of the notice of repurchase.

If there is any Fundamental Transaction (as defined in the Certificate of Designation) while the Series A convertible preferred stock is outstanding, then, upon any subsequent conversion of the Series A convertible preferred stock, the holder will have the right to receive, for each conversion share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any beneficial ownership limitation), the number of shares of common stock of the successor or acquiring corporation or of CSI, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of CSI common stock for which the Series A convertible preferred stock is convertible immediately prior to such Fundamental Transaction (without regard to any beneficial ownership limitation). CSI must cause any successor entity in a Fundamental Transaction in which CSI is not the survivor to assume in writing all of the obligations of CSI under the Certificate of Designation and the other PIPE Offering transaction documents. The Certificate of Designation provides that the consummation of the transactions contemplated by the merger agreement will not be deemed a Fundamental Transaction. The term Fundamental Transaction has substantially the same meaning as in the warrant to be issued in the PIPE Offering.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and do not have cumulative voting rights. Except as otherwise provided by law, the CSI articles of incorporation or the CSI bylaws, matters will generally be decided by the vote of the holders of a majority of the voting power present in person (which includes attendance by means of remote communication) or represented by proxy. Our bylaws provide that the authorized number of directors will be fixed by the shareholders at each annual meeting and that either the shareholders or the board of directors may increase or decreases the number of directors. Our board of directors is not classified.

Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations.

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption provisions applicable to the common stock.

All outstanding shares of our common stock are fully paid and nonassessable.

The transfer agent and registrar for our common stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, South St. Paul, Minnesota 55120-4100.

Our common stock is currently listed on The Nasdaq Stock Market LLC under the trading symbol “JCS.”

Anti-Takeover Effects of Provisions of the CSI Articles of Incorporation, the CSI Bylaws and Minnesota Law

Specific provisions of Minnesota law, the CSI articles of incorporation and the CSI bylaws may be deemed to have an anti-takeover effect.

CSI’s bylaws establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of CSI and (ii) the nomination by shareholders of candidates for election as directors.

Properly Brought Business

The CSI bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the CSI board of directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of the shareholder’s intention to bring the business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the CSI bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.441, subd. 4 of the Minnesota Statutes. Nothing in the CSI bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the CSI bylaws.

Shareholder Nominations

The CSI bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by the shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the CSI bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person will not be eligible for election as a director.

Shareholder Meetings

Under the CSI bylaws, regular meetings of our shareholders may be called only by our board of directors, or by written consent of all the shareholders entitled to vote at the annual meeting. If the board fails to designate a time for a regular meeting for any consecutive period of 15 months, the board must cause such regular meeting to be called within 90 days of receipt of the written demand of any shareholder owning one percent or more of all voting shares of the corporation

Under our bylaws, special meetings of our shareholders may be called by the chief executive officer, the chief financial officer, any two or more directors, or upon request by shareholders holding ten percent or more of the voting power of the shareholders.

Voting Percentage Approval Required for Designated Action

In addition to any affirmative vote required by law or CSI’s articles of incorporation, the following actions require the affirmative vote of not less than two-thirds of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class:

(a) any sale, lease, mortgage, pledge, transfer, exchange or other disposition of all or substantially all of the property and assets of the corporation to any person;

(b) any reclassification of securities (including any combination of shares or reverse stock split), or recapitalization or reorganization of the corporation, or any merger, consolidation or statutory exchange of shares of the corporation or any subsidiary with any other corporation (other than a merger of a wholly owned subsidiary of the corporation into the corporation or the merger of two or more wholly owned subsidiaries of the corporation;

(c) the adoption of plan or proposal for the liquidation or dissolution of the corporation; and

(d) any agreement, contract or other arrangement or understanding providing for one or more of the foregoing.

In addition to any affirmative vote required by law or the CSI articles of incorporation, a Business Combination (as defined in the articles of incorporation) requires the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class. This requirement is not applicable, however, if the particular Business Combination is either (a) approved by a majority of the Continuing Directors (as defined in the CSI articles of incorporation), or (b) meets specific requirements with respect to price and approval process. Repeal or amendment of this requirement in the CSI articles of incorporation requires affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class.

Provisions of Minnesota Law

The following provisions of the MBCA may have an effect of delaying, deterring or preventing an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult.

●	MBCA Section 302A.553, (Power to acquire shares) subd 3, limitation on share purchases prohibits a publicly held corporation such as CSI from purchasing shares entitled to vote for more than market value from a person that beneficially owns more than 5% of the voting power of the corporation if the shares have been beneficially owned for less than two years unless the purchase or agreement to purchase is approved at a meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or the corporation makes an offer, of at least equal value per share, to all shareholders for all other shares of that class or series and any other class or series into which they may be converted.

●	MBCA Section 302A.671 (Control share acquisitions) provides that shares of an “issuing public corporation,” such as CSI, acquired by an “acquiring person” in a “control share acquisition” that exceed the threshold of voting power of any of the three ranges identified below will not have voting rights, unless the issuing public company’s shareholders vote to accord these shares the voting rights normally associated with these shares. A “control share acquisition” is an acquisition, directly or indirectly, by an “acquiring person” (as defined in the MBCA) of beneficial ownership of shares of an issuing public corporation that, but for Section 302A.671, would, when added to all other shares of the issuing public corporation beneficially owned by the acquiring person, entitle the acquiring person, immediately after the acquisition, to exercise or direct the exercise of a new range of voting power of the issuing public corporation with any of the following three ranges: (i) at least 20 percent but less than 33-1/3 percent; (ii) at least 33-1/3 percent but less than or equal to 50 percent; and (iii) over 50 percent. The issuing public company also has an option to call for redemption all, but not less than all, shares acquired in the control share acquisition that exceed the threshold of voting power of any of the specified ranges at a price equal to the fair market value of the shares at the time the call is given if (i) the acquiring person fails to deliver the information statement to the issuing public company by the tenth day after the control share acquisition; or (ii) shareholders have voted not to accord voting rights to the shares acquired in the control share acquisition.

●	MBCA Section 302A.673 (Business combinations) prohibits a public Minnesota corporation, such as CSI, from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either (i) the business combination or (ii) the acquisition by which the person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock.

●	If a takeover offer is made for our stock, MBCA Section 302A.675 (Takeover offer; fair price) precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer that results in an offeror who owned ten percent or less of a class of our shares acquiring more than ten percent of that class, or that results in the offeror increasing its beneficial ownership of a class of our shares by more than ten percent of the class, if the offeror owned ten percent or more of the class before the takeover offer. Section 302A.675 does not apply if a committee of our board of directors formed in accordance with Section 302A.675 approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders consists of (1) 200% of the 9,411,764 shares of our common stock that may be issued upon conversion, at an initial conversion price of $3.40 per share, of the Series A convertible preferred stock to be issued under the securities purchase agreement, (2) 200% of the 9,411,764 shares of our common stock that may be issued, at an initial exercise price of $3.40 per share, upon the exercise of warrants to be issued under the securities purchase agreement, and (3) the aggregate 4,810,002 shares of our common stock that may be purchased by the selling shareholders under the STAs. For additional information regarding the issuances to the selling shareholders of shares of Series A convertible preferred stock and warrants under the securities purchase agreement at the closing of the Offering, see “The PIPE Offering” above. For additional information regarding the shares that that will be issued in the merger that will be subject to the STAs and may be sold to the selling shareholders pursuant to the terms of the STAs, please see “Stock Transfer Agreements” above.

We are registering these shares of common stock in order to permit the selling shareholders to offer for resale from time to time the shares that they may acquire upon conversion of the Series A convertible preferred stock, exercise of the warrants or by purchase under the STAs. Except for the PIPE Offering and the STAs, the selling shareholders have not had any material relationship within the past three years with CSI or any of its affiliates.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of March 15, 2022, assuming as of that date (1) the closing of the merger has occurred and CSI has issued shares of its common stock as required by the merger agreement, which includes the aggregate 4,810,002 shares of our common stock that will be issued to the transferors party to the STAs and may be purchased by the selling shareholders under the STAs and (2) the consummation of the PIPE Offering, the issuance of Series A convertible preferred stock and warrants in accordance with the securities purchase agreement, and the conversion in full of the Series A convertible preferred stock and the exercise in full of the warrants held by the selling shareholders, in each case without regard to any limitations on conversion or exercise.

The fourth column lists the shares of common stock being offered by this prospectus by the selling shareholders. In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus covers the resale of the sum of:

●	200% of the 9,411,764 shares of our common stock that may be issued upon conversion, at an initial conversion price of $3.40 per share, of the Series A convertible preferred stock to be issued under the securities purchase agreement,

●	200% of the 9,411,764 shares of our common stock that may be issued, at an initial exercise price of $3.40 per share, upon the exercise of warrants to be issued under the securities purchase agreement, and

●	the aggregate 4,810,002 shares of our common stock to be issued in the merger that may be purchased by the selling shareholders under the STAs.

The shares in the fourth column assume, as of March 15, 2022, (1) the closing of the merger and the issuance by CSI of shares of its common stock as required by the merger agreement, which includes the aggregate 4,810,002 shares of our common stock that will be issued to the transferors party to the STAs and may be purchased the selling shareholders under the STAs and (2) the consummation of the PIPE Offering, the issuance of Series A convertible preferred stock and warrants in accordance with the securities purchase agreement, and the conversion in full of the Series A convertible preferred stock and the exercise in full of the warrants held by the selling shareholders, in each case without regard to any limitations on conversion or exercise, and

The fifth and sixth columns assume the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Certificate of Designation with respect to the Series A convertible preferred stock, a selling shareholder may not convert the Series A convertible preferred stock to the extent such conversion would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of shares of Series A convertible preferred stock which have not been converted and issuable upon exercise of warrants which have not been exercised. Also, under the warrants, a selling shareholder may not exercise the warrant to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of shares of Series A convertible preferred stock which have not been converted and issuable upon exercise of warrants which have not been exercised. The number of shares in the second and fifth columns do not reflect these limitations, but the percentages set forth in the third and sixth columns give effect to these limitations. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to the Offering		Number of Shares Being	Shares Beneficially Owned After Completion of the Offering
Name of Selling Shareholder	Number	Percentage	Offered	Number	Percentage
Bigger Capital Fund LP (1)	1,200,140	3.91%	2,156,022	0	0%
Cavalry Fund I LP (2)	805,932	2.65%	1,446,520	0	0%
Cavalry Investment Fund LP (3)	412,672	1.37%	742,672	0	0%
Anson East Master Fund LP (4)	923,185	2.03%	1,658,479	0	0%
Anson Investments Master Fund LP (5)	2,769,554	4.99%	4,975,436	0	0%
Sabby Volatility Warrant Master Fund, LTD (6)	4,800,561	4.99%	8,624,091	0	0%
Empery Asset Master LTD (7)	1,643,269	4.99%	2,952,093	0	0%
Empery Tax Efficient LP (8)	441,651	1.47%	793,415	0	0%
Empery Tax Efficient III, LP (9)	499,998	1.66%	898,234	0	0%
Hudson Bay Master Fund Ltd. (10)	3,692,739	9.99%	6,633,915	0	0%
CVI Investments, Inc. (11)	3,766,594	4.99%	6,766,594	0	0%
Evergreen Capital Management LLC (12)	1,477,095	4.78%	2,653,565	0	0%
District 2 Capital Fund LP (13)	1,200,140	3.91%	2,156,022	0	0%

(1)	The number of shares in the second column includes (a) 477,941 shares of common stock issuable upon conversion of 1,625 shares of Series A convertible preferred stock, (b) 477,941 shares of common stock issuable upon exercise of warrants, and (c) 244,258 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 955,882 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 1,625 shares of Series A convertible preferred stock, (b) 955,882 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants, and (c) 244,258 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Bigger Capital Fund GP, LLC (“Bigger GP”) is a general partner of Bigger Capital Fund, LP (“Bigger Capital”) and District 2 Capital LP (“District 2”) is the investment manager of District 2 Capital Fund LP (“District 2 CF”). Michael Bigger is the managing member of Bigger GP and District and District 2 Holdings LLC (“District 2 Holdings”), which is the managing member of District 2 GP LLC (“District 2 GP”), the general partner of District 2 CF. Therefore, Mr. Bigger, District 2, District 2 Holdings and District 2 CF may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by District 2 CF and Mr. Bigger and Bigger GP may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by Bigger Capital and District 2 CF.

(2)	The number of shares in the second column includes (a) 320,294 shares of common stock issuable upon conversion of 1,089 shares of Series A convertible preferred stock, (b) 320,294 shares of common stock issuable upon exercise of warrants, and (c) 165,344 shares of the aggregate 248,016 shares of common stock that may be purchased jointly by such selling shareholder and by Cavalry Investment Fund LP pursuant to an STA. The number of shares in the fourth column includes (a) 640,588 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 1,089 shares of Series A convertible preferred stock, (b) 640,588 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants, and (c) 165,344 shares of the aggregate 248,016 shares of common stock that may be purchased jointly by such selling shareholder and by Cavalry Investment Fund LP pursuant to an STA. Calvary Fund I Management LLC is the general partner of Cavalry Fund I, LP. Thomas Walsh is the Manager of Cavalry Fund I Management, LLC. As such Cavalry Fund I Management, LLC and Mr. Walsh may be deemed to beneficially own the securities held by Cavalry Fund I, LP. Mr. Walsh has sole voting and dispositive power with respect to the shares of common stock held by Cavalry Fund I LP. The address of Cavalry Fund I LP is 82 E. Allendale Road, Suite 5B, Saddle River, New Jersey 07458.

(3)	The number of shares in the second column includes (a) 165,000 shares of common stock issuable upon conversion of 561 shares of Series A convertible preferred stock, (b) 165,000 shares of common stock issuable upon exercise of warrants, and (c) 82,672 shares of an aggregate of 248,016 shares of common stock that may be purchased jointly by such selling shareholder and by Calvary Fund I LP pursuant to an STA. The number of shares in the fourth column includes (a) 330,000 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 561 shares of Series A convertible preferred stock, (b) 330,000 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants, and (c) 82,672 shares of the aggregate 248,016 shares of common stock that may be purchased jointly by such selling shareholder and by Cavalry Fund I LP pursuant to an STA. Calvary Fund I Management LLC is the general partner of Cavalry Fund I, LP. Thomas Walsh is the Manager of Cavalry Fund I Management, LLC. As such Cavalry Fund I Management, LLC and Mr. Walsh may be deemed to beneficially own the securities held by Cavalry Fund I, LP. Mr. Walsh has sole voting and dispositive power with respect to the shares of common stock held by Cavalry Fund I LP. The address of Cavalry Fund I LP is 82 E. Allendale Road, Suite 5B, Saddle River, New Jersey 07458.

(4)	The number of shares in the second column includes (a) 367,647 shares of common stock issuable upon conversion of 1,250 shares of Series A convertible preferred stock, (b) 367,647 shares of common stock issuable upon exercise of warrants, and (c) 187,891 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 735,294 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 1,250 shares of Series A convertible preferred stock, (b) 735,294 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants, and (c) 187,891 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Anson Advisers Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Wilson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(5)	The number of shares in the second column includes (a) 1,102,941 shares of common stock issuable upon conversion of 3,750 shares of Series A convertible preferred stock, (b) 1,102,941 shares of common stock issuable upon exercise of warrants, and (c) 563,672 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 2,205,882 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 3,750 shares of Series A convertible preferred stock, (b) 2,205,882 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants, and (c) 563,672 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(6)	The number of shares in the second column includes (a) 1,911,765 shares of common stock issuable upon conversion of 6,500 shares of Series A convertible preferred stock, (b) 1,911,765 shares of common stock issuable upon exercise of warrants, and (c) 977,031 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 3,823,530 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 6,500 shares of Series A convertible preferred stock, (b) 3,823,530 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants, and (c) 977,031 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. The address of the Sabby Volatility Warrant Master Fund, Ltd. is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(7)	The number of shares in the second column includes (a) 654,412 shares of common stock issuable upon conversion of 2,225 shares of Series A convertible preferred stock, (b) 654,412 shares of common stock issuable upon exercise of warrants and (c) 334,445 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 1,308,824 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 2,225 shares of Series A convertible preferred stock, (b) 1,308,824 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants and (c) 334,445 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(8)	The number of shares in the second column includes (a) 175,882 shares of common stock issuable upon conversion of 598 shares of Series A convertible preferred stock, (b) 175,882 shares of common stock issuable upon exercise of warrants and (c) 89,887 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 351,764 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 598 shares of Series A convertible preferred stock, (b) 351,764 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants and (c) 89,887 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(9)	The number of shares in the second column includes (a) 199,118 shares of common stock issuable upon conversion of 677 shares of Series A convertible preferred stock, (b) 199,118 shares of common stock issuable upon exercise of warrants and (c) 101,762 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 398,236 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 677 shares of Series A convertible preferred stock, (b) 398,236 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants and (c) 101,762 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(10)	The number of shares in the second column includes (a) 1,470,588 shares of common stock issuable upon conversion of 5,000 shares of Series A convertible preferred stock, (b) 1,470,588 shares of common stock issuable upon exercise of warrants, and (c) 751,563 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 2,941,176 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 5,000 shares of Series A convertible preferred stock, (b) 2,941,176 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants and (c) 751,563 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The business address for this selling shareholder is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(11)	The number of shares in the second column includes (a) 1,500,000 shares of common stock issuable upon conversion of 5,100 shares of Series A convertible preferred stock, (b) 1,500,000 shares of common stock issuable upon exercise of warrants, and (c) 766,594 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 3,000,000 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 5,100 shares of Series A convertible preferred stock, (b) 3,000,000 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants and (c) 766,594 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the resales pursuant to this prospectus.

(12)	The number of shares in the second column includes (a) 588,235 shares of common stock issuable upon conversion of 2,000 shares of Series A convertible preferred stock, (b) 588,235 shares of common stock issuable upon exercise of warrants, and (c) 300,625 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 1,176,470 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 2,000 shares of Series A convertible preferred stock, (b) 1,176,470 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants and (c) 300,625 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Jeffrey Pazdro is the managing member of Evergreen Capital Management LLC (“Evergreen”) and has sole voting control and investment discretion over the securities held by Evergreen. Mr. Pazdro disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Evergreen is 156 West Saddle River Road, Saddle River, NJ 07458.

(13)	The number of shares in the second column includes (a) 477,941 shares of common stock issuable upon conversion of 1,625 shares of Series A convertible preferred stock, (b) 477,941 shares of common stock issuable upon exercise of warrants, and (c) 244,258 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. The number of shares in the fourth column includes (a) 955,882 shares of common stock, representing 200% of the number of shares of common stock issuable upon conversion of 1,625 shares of Series A convertible preferred stock, (b) 955,882 shares of common stock, representing 200% of the number of shares of common stock issuable upon exercise of warrants and (c) 244,258 shares of common stock that may be purchased by such selling shareholder pursuant to an STA. Bigger Capital Fund GP, LLC (“Bigger GP”) is a general partner of Bigger Capital Fund, LP (“Bigger Capital”) and District 2 Capital LP (“District 2”) is the investment manager of District 2 Capital Fund LP (“District 2 CF”). Michael Bigger is the managing member of Bigger GP and District and District 2 Holdings LLC (“District 2 Holdings”), which is the managing member of District 2 GP LLC (“District 2 GP”), the general partner of District 2 CF. Therefore, Mr. Bigger, District 2, District 2 Holdings and District 2 CF may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by District 2 CF and Mr. Bigger and Bigger GP may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by Bigger Capital and District 2 CF.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

● ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

● block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

● purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

● an exchange distribution in accordance with the rules of the applicable exchange;

● privately negotiated transactions;

● settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

● broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

● through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

● a combination of any such methods of sale; and

● any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus has been passed upon for us by Ballard Spahr LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements as of, and for the years ended December 31, 2021 and 2020 incorporated by reference into this prospectus and registration statement have been audited by Baker Tilly US LLP, an independent registered public accounting firm, as set forth in their report thereon, dated March 14, 2022, appearing in our most recent Annual Report on Form 10-K, filed with the SEC on March 14, 2022, and incorporated by reference into this prospectus and registration statement, and such report is included in reliance upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, prior to the completion or termination of the offering of the securities described in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 14, 2022;

●	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on January 4, 2022, February 9, 2022, February 15, 2022, February 16, 2022 and February 28, 2022; and

●	the description of the Company’s common stock as set forth in the Company’s Registration Statement on Form S-1 dated June 17, 1983 (Registration No. 2-84100), including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its website at www.sec.gov. You may also obtain these documents from us, free of charge, by visiting our internet website at www.commsystems.com or by writing to us or calling us at the following address and phone number:

Communications Systems, Inc.
10900 Red Circle Drive
Minnetonka, Minnesota 55343
Attn: Corporate Secretary
(952) 996-1674

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may also obtain the documents that we file electronically on the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, or on our website at www.commsystems.com. Information contained on our website is not incorporated by reference herein and does not constitute part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMMUNICATIONS SYSTEMS, INC.

PROSPECTUS

42,457,058 Shares of Common Stock

                              , 2022

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of its common stock being registered. All the amounts shown are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee	$9,210
Accounting fees and expenses	10,000
Legal fees and expenses	50,000
Miscellaneous	10,790
Total	$80,000

Item 15. Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Statutes and Article 10 of CSI’s Restated Bylaws, as amended, require, among other things, the indemnification of any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in the person’s official capacity as an officer, director, employee or agent of CSI against judgments, penalties and fines (including attorneys’ fees) if the person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of CSI, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment by CSI, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the CSI board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the CSI board of directors, by special legal counsel, by the shareholders or by a court. CSI also maintains insurance to assist in funding indemnification of directors and officers for certain liabilities.

Under the registration rights agreement, each selling shareholder has agreed, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) resulting from any untrue statement or alleged untrue statement of a material fact contained in any registration statement, any preliminary prospectus or final prospectus, any free writing prospectus, or any amendment or supplement thereto or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary prospectus or final prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information furnished in writing by such selling shareholder to the Company specifically for inclusion in such registration statement, preliminary prospectus or final prospectus, free writing prospectus or amendment or supplement thereto. In no event will the liability of a selling shareholder be greater in amount than the dollar amount of the net proceeds received by such selling shareholder upon the sale of the registrable securities included in the registration statement giving rise to such indemnification obligation.

Additionally, the merger agreement provides that all rights to indemnification or exculpation existing at the time of the merger agreement in favor of the directors, managers and officers of CSI or Pineapple, as provided in their respective organizational documents or otherwise in effect as of immediately prior to the effective time of the merger, in either case, solely with respect to any matters occurring on or prior to the effective time of the merger will survive the transactions contemplated by the merger agreement and will continue in full force and effect from and after the effective time of the merger. To the maximum extent permitted by applicable law, CSI or Pineapple, as applicable, must advance, or cause to be advanced, expenses in connection with such indemnification as provided in their respective organizational documents or other applicable agreements as in effect immediately prior to the effective time of the merger. The indemnification and liability limitation or exculpation provisions of their respective organizational documents may not be amended, repealed or otherwise modified after the effective time of the merger in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the effective time of the merger, or at any time prior to such time, were directors or officers of CSI or Pineapple (the “D&O Persons”) entitled to be so indemnified, their liability limited or be exculpated with respect to any matters occurring on or prior to the effective time of the merger and relating to the fact that such D&O Person was a director or officer of CSI or Pineapple immediately prior to the effective time of the merger, unless such amendment, repeal or other modification is required by applicable law.

Following the effective time of the merger, CSI is required to maintain, without any lapses in coverage, its directors’ and officers’ liability insurance for the benefit of those persons who were covered by any comparable CSI insurance policies as of the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger.

The merger agreement also requires that proper provisions will be made so that the successors or assigns of CSI or Pineapple, as applicable, will assume the respective indemnification, liability limitation, exculpation and insurance obligations set forth in the merger agreement.

The D&O Persons entitled to the foregoing indemnification, liability limitation, exculpation and insurance are intended to be third-party beneficiaries of these provisions of the merger agreement, which will survive the consummation of the transactions contemplated by the merger agreement and be binding on all successors and assigns of CSI or Pineapple.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to CSI directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits and Financial Statement Schedules

(a)           Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation, as amended	Filed as Exhibit 3.1 to the Form 10-Q for the quarter ended June 30, 2014 and incorporated herein by reference.
3.2	Bylaws, as amended through April 10, 2020	Filed as Exhibit 3.2 to the Form 10-Q for the quarter ended March 31, 2020 and incorporated herein by reference.
4.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Communications Systems, Inc.	Previously filed.
4.2	Form of Communications Systems, Inc. Warrant to be issued to the PIPE Investors	Filed as Exhibit 4.2 to the Form 8-K dated September 14, 2021 and incorporated herein by reference.
4.3	Registration Rights Agreement between Communications Systems, Inc. and PIPE Investors	Filed as Exhibit 4.3 to the Form 8-K dated September 14, 2021 and incorporated herein by reference.

Exhibit No.	Description
5.1	Legal Opinion of Ballard Spahr LLP	*
10.1	Amended and Restated Securities Purchase Agreement dated as of September 15, 2021, between Communications Systems, Inc. and the purchasers identified on the signature pages to the Securities Purchase Agreement	Filed as Exhibit 10.1 to the Form 8-K dated September 14, 2021 and incorporated herein by reference.
10.2	Form of Lock-up Agreement by and among the Company, certain Company directors, officers and shareholders and the PIPE Investors, incorporated by reference to Exhibit 10.2 to Form 8-K dated June 28, 2021	Filed as Exhibit 10.2 to the Form 8-K dated September 14, 2021 and incorporated herein by reference.
10.3	Form of Stock Transfer Agreement dated as of January 24, 2022	Previously filed.
23.1	Consent of Baker Tilly US LLP, independent registered public accounting firm for Communications Systems, Inc.	*
23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1)	*
24.1	Powers of Attorney (included in the signature pages to the Registration Statement)	Previously filed.
* Filed herewith

(b)           Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on March 16, 2022.

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Mark D. Fandrich
Name:	Mark D. Fandrich
Title:	Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Roger H.D. Lacey	Executive Chair, Interim Chief Executive Officer (Principal Executive Officer) and Director	March 16, 2022
Roger H.D. Lacey

/s/ Mark D. Fandrich	Chief Financial Officer (Principal Financial Officer)	March 16, 2022
Mark D. Fandrich

/s/ Kristin A. Hlavka	Corporate Controller (Principal Accounting Officer)	March 16, 2022
Kristin A. Hlavka

*	Director	March 16, 2022
Randall D. Simpson

*	Director	March 16, 2022
Richard A. Primuth

*	Director	March 16, 2022
Stephen C. Webster

*	Director	March 16, 2022
Michael R. Zapata

* By:	/s/ Mark D. Fandrich
Mark D. Fandrich
Attorney-In-Fact

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